WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


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                             ALBANY INTERNATIONAL CORP.
                                     EXHIBIT 27
                              FINANCIAL DATA SCHEDULE


THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM ALBANY
INTERNATIONAL'S CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE SIX
MONTHS ENDED JUNE 30, 1995 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO
SUCH FINANCIAL STATEMENTS.


                      (in thousands except per share data)
                                   (unaudited)


                                                                                 As of and for the
                                                                                  six months ended
 Item Number                          Item Description                             June 30, 1995
--------------    ---------------------------------------------------------      ------------------
5-02(1)           cash and cash items                                                       $6,189
5-02(2)           marketable securities                                                          0
5-02(3)(a)(1)     notes and accounts receivable - trade                                    172,203
5-02(4)           allowances for doubtful accounts                                           4,793
5-02(6)           inventory                                                                152,181
5-02(9)           total current assets                                                     346,559
5-02(13)          property, plant and equipment                                            595,660
5-02(14)          accumulated depreciation                                                 263,780
5-02(18)          total assets                                                             771,300
5-02(21)          total current liabilities                                                115,852
5-02(22)          bonds, mortgages and similar debt                                        243,731
5-02(28)          preferred stock - mandatory redemption                                         0
5-02(29)          preferred stock - no mandatory redemption                                      0
5-02(30)          common stock                                                                  31
5-02(31)          other stockholders' equity                                               295,971
5-02(32)          total liabilities and stockholders' equity                               771,300
5-03(b)1(a)       net sales of tangible products                                           320,966
5-03(b)1          total revenues                                                           320,966
5-03(b)2(a)       cost of tangible goods sold                                              187,202
5-03(b)(2)        total costs and expenses applicable to sales and revenues                278,114
5-03(b)(3)        other costs and expenses                                                     214
5-03(b)5          provision for doubtful accounts and notes                                    175
5-03(b)(8)        interest and amortization of debt discount                                10,643
5-03(b)(10)       income before taxes and other items                                       31,820
5-03(b)(11)       income tax expense                                                        12,728
5-03(b)(14)       income/loss continuing operations                                         19,092
5-03(b)(15)       discontinued operations                                                        0
5-03(b)(17)       extraordinary items                                                            0
5-03(b)(18)       cumulative effect - changes in accounting principles                           0
5-03(b)(19)       net income or loss                                                        19,320
5-03(b)(20)       earnings per share - primary                                               $0.64
5-03(b)(20)       earnings per share - fully diluted                                         $0.61



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